As filed with the Securities and Exchange Commission on August 18, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TerraForm Global, Inc.

(Exact name of Company as specified in its charter)

Delaware	47-1919173
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7550 Wisconsin Avenue, 9th Floor Bethesda, Maryland	20814
(Address of Principal Executive Offices)	(Zip Code)

TerraForm Global, Inc. 2014 Long-Term Incentive Plan

(Full title of the plan)

Yana Kravtsova

Senior Vice President, General Counsel and Secretary

TerraForm Global, Inc.

7550 Wisconsin Avenue, 9th Floor

Bethesda, Maryland 20814

(240) 762-7700

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Dennis M. Myers, P.C.

Kirkland & Ellis LLP

300 N. LaSalle

Chicago, Illinois 60654

(312) 862-2000

Indicate by check mark whether the Company is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price pershare (2)	Proposed maximum aggregate offering price	Amount of registration fee
Class A Common Stock, par value $0.01 per share	7,923,908	$9.95	$78,842,885	$9,162

(1)	This registration statement covers the following shares of Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), of TerraForm Global, Inc. (the “Company”): (i) 7,923,908 shares of Class A Common Stock that may be issued under the TerraForm Global, Inc. 2014 Long-Term Incentive Plan (the “2014 Plan”) and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), an indeterminate number of additional shares that may become issuable under the terms of the 2014 Plan by reason of any share split, share dividend, recapitalization or other similar transaction effected without the Company’s receipt of consideration which results in an increase in the number of the outstanding shares of Class A Common Stock.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and (c) under the Securities Act, based on the average of the high and low sales prices of the Class A Common Stock on the Nasdaq Global Market on August 12, 2015.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of the Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act

Item 2.	Company Information and Employee Plan Annual Information.

The written statement required by Item 2 of Part I is included in documents delivered to participants in the plans covered by this Registration Statement pursuant to Rule 428(b) of the Securities Act.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the Commission, are incorporated in this Registration Statement by reference:

(a) The Company’s prospectus contained in its Registration Statement on Form S-1, as amended (Registration No. 333-203934);

(b) The Company’s current report on Form 8-K, filed with the Commission on August 6, 2015; and

(c) The description of the Company’s Class A Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on July 30, 2015, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information that are related to such items) after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the Class A Common Stock offered hereby will be passed upon for the Company by Kirkland & Ellis LLP, Chicago, Illinois.

Item 6.	Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides for this limitation of liability.

Section 145 (“Section 145”) of the DGCL provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

The Company’s amended and restated certificate of incorporation provides that, to the fullest extent permitted by DGCL, none of its directors shall be liable to the Company or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Company or its stockholders. In addition, the Company’s amended and restated bylaws provide that the Company must indemnify its directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified.

The Company has entered into indemnification agreements with each of its current directors and executive officers. These agreements require the Company to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Company’s amended and restated certificate of incorporation, the Company’s amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

The Company expects to maintain standard policies of insurance that provide coverage (1) to the Company’s directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to the Company with respect to indemnification payments that the Company may make to such directors and officers.

The form of Equity Underwriting Agreement filed as Exhibit 1.1 to the Company’s Amendment No. 5 to the Registration Statement on Form S-1 (Registration No. 333-203934) provides for indemnification of the Company’s directors and officers by the underwriters party thereto against certain liabilities incurred in connection with the Company’s initial public offering.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Reference is made to the attached Exhibit Index, which is incorporated herein by reference.

Item 9.	Undertakings.

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on August 18, 2015.

TerraForm Global, Inc.

By:	/s/ Carlos Domenech Zornoza
	Name:	Carlos Domenech Zornoza
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each officer and director of TerraForm Global, Inc. whose signature appears below hereby severally constitutes and appoints Carlos Domenech Zornoza, Jeremy Avenier and Yana Kravtsova, and each of them individually (with full power to each of them to act alone), with full power of substitution and resubstitution, his or her true and lawful attorney-in fact and agent, with full powers to each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue of this power of attorney. This power of attorney may be executed in counterparts and all capacities to sign any and all amendments.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on August 18, 2015.

Signature	Title

/s/ Ahmad Chatila Ahmad Chatila	Director and Chairman

/s/ Carlos Domenech Zornoza Carlos Domenech Zornoza	Chief Executive Officer and Director (principal executive officer)

/s/ Jeremy Avenier Jeremy Avenier	Chief Financial Officer (principal financial officer and principal accounting officer)

/s/ Hanif “Wally” Dahya Hanif “Wally” Dahya	Director

/s/ Mark Florian Mark Florian	Director

/s/ Francisco “Pancho” Perez Gundin Francisco “Pancho” Perez Gundin	Director

/s/ Mark Lerdal Mark Lerdal	Director

/s/ Steven Tesoriere Steven Tesoriere	Director

/s/ Martin Truong Martin Truong	Director

/s/ Brian Wuebbels Brian Wuebbels	Director

EXHIBIT INDEX

Exhibit Number	Description

4.1	Third Amended and Restated Certificate of Incorporation of TerraForm Global, Inc. (incorporated by reference to Exhibit 3.1 to Form 8-K, filed with the Commission on August 6, 2015).

4.2	Amended and Restated Bylaws of TerraForm Global, Inc. (incorporated by reference to Exhibit 3.2 to Form 8-K, filed with the Commission on August 6, 2015).

4.3	Specimen Class A Common Stock Certificate of TerraForm Global, Inc. (incorporated by reference to Exhibit 4.1 to Amendment No. 6 to the Registrant’s Registration Statement on Form S-1 (No. 333-203934), filed with the Commission on July 31, 2015).

4.4	TerraForm Global, Inc. 2014 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.8 to Amendment No. 4 to the Registrant’s Registration Statement on Form S-1 (No. 333-203934), filed with the Commission on July 20, 2015).

5.1*	Opinion of Kirkland & Ellis LLP

23.1*	Consent of KPMG LLP – SunEdison Emerging Markets Co. (Predecessor).

23.2*	Consent of BDO South Africa Inc., independent accountants – BioTherm Energy Projects.

23.3*	Consent of KPMG – SEI Solar Power Private Limited.

23.4*	Consent of KPMG Huazhen LLP – Honiton Energy XIL Holdings Limited and Honiton Energy BAV Holdings Limit.

23.5*	Consent of Deloitte Touche Tohmatsu Auditores Independentes – Renova Energy Projects I.

23.6*	Consent of KPMG Inc. – Core Energy (RF) Proprietary Limited and Erika Energy (RF) Proprietary Limited.

23.7*	Consent of KPMG – EN Renewable Energy Limited, EN Wind Power Private Limited and Generacion Eolica India Limited.

23.8*	Consent of Paredes, Zaldivar, Burga & Asociados – Hidroeléctrica Santa Cruz S.A.C. and Empresa de Generación Eléctrica de Junín S.A.C.

23.9*	Consent of Ernst & Young S.A. – Energia Eólica de Honduras, S.A.

23.10*	Consent of Ernst & Young S.A. – Eolo de Nicaragua, S.A.

23.11*	Consent of Ernst & Young S.A. – Inversiones Eólicas de Orosi Dos S.A.

23.12*	Consent of Ernst & Young S.A. – Plantas Eólicas, S.R.L.

23.13*	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1)

24.1*	Powers of Attorney (included on signature page hereto)

*	Filed herewith.